Exhibit 99.3

NAVISTAR FINANCIAL CORPORATION AND SUBSIDIARIES

CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	For the Years Ended October 31,
	2006	2005	2004	2003
	(in millions)
Earnings
Income from continuing operations before taxes	$127.2	$123.4	$113.7	$71.7
Fixed charges	194.6	133.3	98.9	123.9
Earnings before fixed charges	$321.8	$256.7	$212.6	$195.6

Fixed charges
Interest expense	$194.6	$133.3	$98.9	$123.9
Total fixed charges	$194.6	$133.3	$98.9	$123.9

Ratio of earnings to fixed charges	1.65	1.93	2.15	1.58

For the purpose of our ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for consolidated subsidiaries, plus fixed charges. Fixed charges consist of consolidated interest expense of NFC and its consolidated subsidiaries.